Exhibit 4.51

SECURED PROMISSORY NOTE

U.S.$5,000,000.00	Issue Date: June 24, 2016

THE SECURITIES REPRESENTED BY THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, ASSIGNED, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT OR SUCH LAWS AND, IF REASONABLY REQUESTED BY THE COMPANY, UPON DELIVERY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE PROPOSED TRANSFER IS EXEMPT FROM THE ACT OR SUCH LAWS. THIS NOTE, AND THE COMPANY'S AND HOLDER’S RIGHTS AND OBLIGATIONS HEREUNDER, IS SUBJECT TO A SUBORDINATION AGREEMENT BETWEEN THE ORIGINAL HOLDER HEREOF, THE COMPANY, THE CREDITORS PARTY THERETO AND STEGODON CORPORATION, AS AGENT, DATED AS OF THE ISSUE DATE. IN THE EVENT OF ANY INCONSISTENCY BETWEEN THIS NOTE AND THE SUBORDINATION AGREEMENT, THE TERMS OF THE SUBORDINATION AGREEMENT WILL CONTROL.

Subject to the terms and conditions of this Note, for value received, Amyris, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Foris Ventures, LLC or registered assigns (“Holder”), the principal sum of Five Million Dollars ($5,000,000), or such lesser amount as shall then equal the outstanding principal amount hereunder, together with interest accrued on the unpaid principal amount at the Applicable Rate. Interest shall begin to accrue on the Issue Date set forth above, shall continue to accrue on the outstanding principal until the entire Balance is paid, and shall be computed based on the actual number of days elapsed and on a year of 365 days.

This Note was issued pursuant to the Note Purchase Agreement, dated as of June 24, 2016 (as amended from time to time, the “Agreement”), by and among the Company, the original holder of this Note and the other parties thereto and is subject to provisions of the Agreement. Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Agreement.

The following is a statement of the rights of Holder and the terms and conditions to which this Note is subject, and to which the Holder hereof, by the acceptance of this Note, agrees.

Notwithstanding anything to the contrary, this Note is subordinated to certain other indebtedness of the Company on the terms and restrictions set forth in the Subordination Agreement.

1. DEFINITION. The following definitions shall apply for purposes of this Note.

“Affiliate” has the meaning ascribed to it in Rule 144 promulgated under the Securities Act.

“Applicable Rate” means a rate equal to the lower of: (a) the Highest Lawful Rate; and (b) thirteen and one half percent (13.5%) per annum.

“Balance” means, at the applicable time, the sum of all then outstanding principal of this Note, all then accrued but unpaid interest and all other amounts then accrued but unpaid under this Note.

“Board of Directors” means the Company’s Board of Directors.

“Business Day” means a weekday on which banks are open for general banking business in San Francisco, California.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Change of Control” shall mean the occurrence of any of the following: (i) the consolidation of the Company with, or the merger of the Company with or into, another “person” (as such term is used in Rule 13d-3 and Rule 13d-5 of the Exchange Act), or the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, or the consolidation of another “person” with, or the merger of another “person” into, the Company, other than in each case pursuant to a transaction in which the “persons” that “beneficially owned” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, the Voting Shares of the Company immediately prior to the transaction “beneficially own”, directly or indirectly, Voting Shares representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person; (ii) the adoption by the Company of a plan relating to the liquidation or dissolution of the Company; (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” becomes the “beneficial owner” directly or indirectly, of more than 50% of the Voting Shares of the Company (measured by voting power rather than number of shares); or (iv) the first day on which a majority of the members of the Board of Directors does not consist of Continuing Directors.

“Company” shall include, in addition to the Company identified in the opening paragraph of this Note, any corporation or other entity which succeeds to the Company’s obligations under this Note, whether by permitted assignment, by merger or consolidation, operation of law or otherwise.

“Continuing Director” shall mean, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the Issue Date or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election and who voted with respect to such nomination or election; provided that a majority of the members of the Board of Directors voting with respect thereto shall at the time have been Continuing Directors.

“Debt” shall mean, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker’s acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Debt of others secured by a Lien on any asset of such Person (whether or not such Debt is assumed by such Person) and Lease Debt and, to the extent not otherwise included, the Guarantee by such Person of any Debt of any other Person. The amount of any Debt outstanding as of any date shall be (i) the accreted value thereof, in the case of any Debt that does not require current payments of interest or (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Debt.

“Event of Default” has the meaning set forth in Section 5.

“Financing Document” means each of this Note, the Notes, the Agreement and any other document entered into, executed or delivered under or in connection with, or for the purpose of amending, any of such documents.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect from time to time.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

“Highest Lawful Rate” means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by Holder in connection with this Note under applicable law.

“Lease Debt” means, with respect to any Person, (i) the amount of any accrued and unpaid obligations of such Person arising under any lease or related document (including a purchase agreement, conditional sale or other title retention agreement) in connection with the lease of real property or improvement thereon (or any personal property included as part of any such lease) which provides that such Person is contractually obligated to purchase or cause a third party to purchase the leased property or pay an agreed upon residual value of the leased property to the lessor (whether or not such lease transaction is characterized as an operating lease or a capitalized lease in accordance with GAAP) and (ii) the guarantee, direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of any of the amounts set forth in (i) above.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Lost Note Documentation” means documentation satisfactory to the Company with regard to a lost or stolen Note, including, if required by the Company, an affidavit of lost note and an indemnification agreement by Holder in favor of the Company with respect to such lost or stolen Note.

“Maturity Date” means May 15, 2017.

“Note” means this Secured Promissory Note.

“Notes” means a series of secured promissory notes aggregating up to no more than $5,000,000 in original principal amount issued under the Agreement, of which this Note is one, each such note containing substantially identical terms and conditions as this Note.

“Person” means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other entity or any governmental authority.

“Principal Balance” means, at the applicable time, all then outstanding principal of this Note.

“Subordination Agreement” means that certain Subordination Agreement dated as of June 24, 2016, by and among the Purchasers, the Company and the Agent.

“Subsidiary” means, with respect to any specified Person: (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of capital stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and (b) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Voting Shares” of any Person means capital shares or capital stock of such Person which ordinarily has voting power for the election of directors (or Persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

2. PAYMENT AT MATURITY DATE; INTEREST.

2.1 Payment at Maturity Date.

(a) If this Note has not been previously prepaid in full pursuant to Section 3.1 prior to the Maturity Date, then the entire Balance shall be due and payable in full in cash on the Maturity Date.

(b) All rights with respect to this Note shall terminate upon the repayment of the entire Balance of this Note as provided in Section 2.1(a). Notwithstanding the foregoing, Holder agrees to surrender this Note to the Company (or Lost Note Documentation where applicable) as soon as practicable after repayment pursuant to Section 2.1.

(c) Notwithstanding anything herein to the contrary, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments which are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, then the Company shall not be obligated to pay, and Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

3. PREPAYMENT; CHANGE OF CONTROL.

3.1 Prepayment. The Company may at any time, without penalty, upon at least five (5) days’ advance written notice to Holder, prepay all or any portion of the unpaid Balance of this Note. Any such prepayment shall be applied as provided in Section 4 below.

3.2 Change of Control Payment. If the Company completes a Change of Control before the payment of the entire Balance of this Note, then upon the closing of such Change of Control, Holder shall be entitled to be repaid the entire Balance of this Note.

3.3 Asset Sales. In the event that the Company receives proceeds of at least $20 million from an asset sale consummated prior to the Maturity Date, the Note holders holding at least a majority of the then outstanding principal amount of Notes will have the right to require the Company to repay the entire Balance of the Notes within sixty (60) days of the Company’s receipt of such proceeds.

4. NOTES PARI PASSU; APPLICATION OF PAYMENTS. Each of the Notes shall rank equally without preference or priority of any kind over one another, and all payments and recoveries under any other Financing Document payable on account of principal and interest on the Notes shall be paid and applied ratably and proportionately on the Balances of all outstanding Notes on the basis of their original principal amount. Subject to the foregoing provisions of this Section, all payments will be applied first to the repayment of accrued fees and expenses under this Note, then to accrued interest until all then outstanding accrued interest has been paid in full, and then to the repayment of principal until all principal has been paid in full. If after all applications of such payments have been made as provided in this Section, then the remaining amount of such payment that is in either case in excess of the aggregate Balance of all outstanding Notes, shall be returned to the Company.

5. EVENTS OF DEFAULT. Each of the following events shall constitute an “Event of Default” hereunder:

(a) The Company fails to make any payment when due under this Note on the applicable due date or within five (5) days after written notice of such failure has been given on behalf of Holder to the Company;

(b) A receiver is appointed for any material part of the Company’s property, the Company makes a general assignment for the benefit of creditors, or the Company becomes a debtor or alleged debtor in a case under the U.S. Bankruptcy Code or becomes the subject of any other bankruptcy or similar proceeding for the general adjustment of its debts or for its liquidation;

(c) The Company breaches any material obligation to any Holder under this Note and does not cure such breach within twenty (20) days after written notice thereof has been given by or on behalf of such Holder to the Company;

(d) A default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Debt for money borrowed by the Company (or the payment of which is guaranteed by the Company, whether such Debt or guarantee now exists, or is created after the Issue Date of this Note, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Debt prior to the expiration of the grace period provided in such Debt on the date of such default or (b) results in the acceleration of such Debt prior to its express maturity and, in each case in clause (a) or (b), the principal amount of any such Debt, together with the principal amount of any other such Debt that has not been paid when due, or the maturity of which has been so accelerated, aggregates $10,000,000 or more; or

(e) The Company’s Board of Directors or stockholders adopt a resolution for the liquidation, dissolution or winding up of the Company.

Upon the occurrence of any Event of Default, all accrued but unpaid expenses, accrued but unpaid interest, all principal and any other amounts outstanding under this Note shall (i) in the case of any Event of Default under Section 5(b), become immediately due and payable in full without further notice or demand by Holder and (ii) in the case of any Event of Default other than under Section 5(b), become immediately due and payable upon written notice by or on behalf of all Holder(s) of then outstanding Notes. Notwithstanding any other provision of this Note, Holder agrees that Holder will exercise Holder’s rights and remedies under this Note only in concert with all other holders of outstanding Notes and will not take any action, including commencement or prosecution of litigation or any other proceeding to collect this Note, except as agreed by the holders of a majority of the then outstanding principal amount of the Notes.

6. PROVISIONS RELATING TO STOCKHOLDER RIGHTS. This Note does not entitle Holder to any voting rights or other rights as a stockholder of the Company. No provisions of this Note and no enumeration herein of the rights or privileges of Holder, shall cause Holder to be a stockholder of the Company for any purpose.

7. REPRESENTATIONS AND WARRANTIES OF HOLDER. In order to induce the Company to issue this Note to the original Holder, the original Holder has made representations and warranties to the Company as set forth in the Agreement.

8. GENERAL PROVISIONS.

8.1 Waivers. The Company and all endorsers of this Note hereby waive notice, presentment, protest and notice of dishonor.

8.2 Transfer. Neither this Note nor any rights hereunder may be assigned, conveyed or transferred, in whole or in part, without the Company’s prior written consent, which the Company may withhold in its sole discretion; provided, however, that this Note may be assigned, conveyed or transferred without the prior written consent of the Company to any Affiliate of Holder who (a) executes and delivers an acknowledgement that such transferee agrees to be subject to, and bound by, all the terms and conditions of this Note, (b) makes the representations and warranties to the Company that are set forth in Section 5 of the Agreement, and (c) (if requested by the Company) delivers to the Company an opinion of legal counsel, reasonably satisfactory to the Company, that such transfer complies with state and federal securities laws. Subject to the foregoing, the rights and obligations of the Company and Holder under this Note shall be binding upon and benefit their respective permitted successors, assigns, heirs, administrators and transferees.

8.3 Governing Law. This Note shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

8.4 Headings. The headings and captions used in this Note are used only for convenience and are not to be considered in construing or interpreting this Note. All references in this Note to sections and exhibits shall, unless otherwise provided, refer to sections hereof and exhibits attached hereto, all of which exhibits are incorporated herein by this reference.

8.5 Notices. All notices, requests, and other communications hereunder shall be in writing and will be deemed to have been duly given and received (a) when personally delivered, (b) when sent by facsimile upon confirmation of receipt, (c) one business day after the day on which the same has been delivered prepaid to a nationally recognized courier service, or (d) five business days after the deposit in the United States mail, registered or certified, return receipt requested, postage prepaid, in each case addressed, as to the Company, to Amyris, Inc., 5885 Hollis Street, Suite 100, Emeryville, CA 94608, Attn: General Counsel, facsimile number:

, with a copy to Fenwick & West LLP, 801 California Street, Mountain View, CA 94041, Attn: Dan Winnike, Esq., facsimile number:               , and as to Holder at the address and facsimile number set forth opposite such Holder’s name on Schedule I to the Agreement or as otherwise indicated by Holder by providing notice of a change in its address, facsimile number, or other information to the Company. Holder and the Company may each agree in writing to accept notices and other communications to it hereunder by electronic communications pursuant to procedures reasonably approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.6 Place of Payment. Payments of the Principal and any interest and other payments hereunder shall be delivered to the Holder at the address specified in the Agreement or at such other address or the attention of such other Person as specified by prior written notice to the Company, including any transferee of this Note.

8.7 Amendments and Waivers. This Note and all other Notes issued under the Agreement may be amended and provisions may be waived by the Note holders holding at least a majority of the then outstanding principal amount of Notes and the Company as provided in Section 10(j) of the Agreement. Any amendment or waiver effected in accordance with Section 10(j) of the Agreement shall be binding upon each holder of any Notes at the time outstanding, each future holder of the Notes and the Company.

8.8 Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, then such provision(s) shall be excluded from this Note to the extent they are held to be unenforceable and the remainder of the Note shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Secured Promissory Note to be signed in its name as of the date first written above.

THE COMPANY

AMYRIS, INC.

By:	/s/ Raffi Asadorian

Name:	Raffi Asadorian

Title:	Chief Financial Officer